Exhibit No. 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-61036, 333-89943 and 333-150497) pertaining to the Prism Technologies Group, Inc. 1995 Stock Option Plan, 1997 Stock Option Plan, 2008 Stock Option Plan, Senior Executive Nonstatutory Stock Option Plan and 1999 Employee Stock Purchase Plan of our report dated April 14, 2016, with respect to the consolidated financial statements of Prism Technologies Group, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Sacramento, California

April 14, 2016